ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.2
NEWS RELEASE
Abraxas Provides Third Quarter 2013 Production, Guidance, Operational and A&D Update

SAN ANTONIO (November 6, 2013) – Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to provide a third quarter 2013 production, operational, guidance and divestiture update.

Third Quarter 2013 Production
Abraxas’ production for the third quarter of 2013 averaged 4,781 boepd (2,733 barrels of oil per day, 9,457 mcf of natural gas per day and 472 barrels of NGLs per day) a 16% and 19% increase in production over the second quarter of 2013 and third quarter of 2012, respectively. Oil volumes grew 32% and 54% over the second quarter of 2013 and third quarter of 2012, respectively.

2013 Guidance
Abraxas recently made several changes to its capital budget announced August 13, 2013.

In the Eagle Ford the company elected to mobilize back to WyCross following the drilling of the Blue Eyes 1H in Atascosa County versus the originally planned mobilization to the Cave Prospect in McMullen County. Abraxas will now drill two wells at WyCross, the Camaro A 2H and Camaro A 5H, before mobilizing the rig at year end to the Cave prospect. The two WyCross wells carry a lower working interest of 25% versus the originally planned 100% working interest well at Cave.

In the Williston Basin, Abraxas elected not to drill the Crusch 2-33 due to overly onerous lease renegotiation terms. The drilling on the Christensen 12-2 was postponed until the second quarter of 2014. Also in the Williston Basin, drilling on the Lillibridge West pad was completed a month ahead of schedule bringing forward originally planned 2014 CAPEX on the company’s 76% working interest Jore Federal East pad into 2013. Furthermore, in order to ensure a safe operating environment, Abraxas elected to shut in the Jore 3H well during the drilling process of the Jore 1H, 2H and 4H. The Jore 3H well produced approximately 123 boepd net to Abraxas before being shut in.

Reflecting these adjustments, Abraxas expects 2014 production to average 4,400-4,500 boepd and is maintaining its previously announced targeted exit rate of 5,300 boepd. Abraxas is also maintaining its previously announced $85 million capital budget.

Abraxas anticipates providing the company’s 2014 production and capital spending budget in early December.

Williston Basin
In McKenzie County, North Dakota, the Lillibridge 5H, 6H, 7H and 8H are currently being fracture stimulated. During the fracture stimulation of the Lillibridge West pad, the Lillibridge East pad wells have been shut in. Post completion, the wells will be immediately turned to sales. On the Jore Federal East pad, surface casing has been set on the Jore 1H, 2H and 4H. The company is currently drilling the intermediate section of the Jore 1H after which the rig will mobilize to drill the intermediate sections of the Jore 2H and 4H. Abraxas owns a working interest of approximately 34% and 76% in the Lillibridge and Jore pads, respectively.

Eagle Ford Shale
In McMullen County, Texas, the Sting Ray A 8H averaged 1,381 boepd (1,281 barrels of oil per day, 604 mcf of natural gas per day) over the well’s first 30 full days of production. The production rates for the well do not include the impact of natural gas liquids or shrinkage at the processing plant and include flared gas. The company is currently rigging up on the 300 foot (40 acre) spaced twin to the Camaro A 1H, the Camaro A 2H. Post the drilling of the Camaro A 2H the company plans to zipper frac the Camaro A 1H

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

and Camaro A 2H simultaneously. Abraxas owns an 18.75% working interest in the Sting Ray A 8H and a 25% working interest in the Camaro A 1H and Camaro A 2H.

In Atascosa County, Texas, Abraxas recently drilled and cased the Blue Eyes A 1H to 13,285 feet including a 5,000 foot lateral section. The well is currently scheduled to be completed in late November. Abraxas owns a 100% working interest in the Blue Eyes A 1H.

Permian Basin
In Nolan County, Texas, Abraxas successfully completed the Spires Ranch 129 2H. The well has taken longer than anticipated to recover the load water from its stimulation and a thirty day production rate will be provided when available. Abraxas owns a 100% working interest in the Spires Ranch 129 2H.

A&D Update
Abraxas recently monetized the Bakken and Three Forks rights on the company’s Fairview Prospect in Richland County, Montana and McKenzie County, North Dakota for $10.6 million in cash and the reversal of $0.3 million in accrued payables for total proceeds of $10.9 million. The sale consists of approximately 2,563 net acres and does not have any associated production. Abraxas plans on redeploying these proceeds into more core acreage and development in the Bakken and Eagle Ford.

Bob Watson, President and CEO of Abraxas commented, “The third quarter of 2014 proved exceptional for Abraxas as strong operational execution led to robust absolute production growth.   We look to continue that momentum into the fourth quarter as we bring on another four wells at our Lillibridge pad and additional Eagle Ford wells.   We are quite encouraged by the drilling of the Blue Eyes 1H and the Lillibridge West wells and look forward to announcing the results of these wells towards the end of the year.   Abraxas also continues to evaluate and high grade the company’s portfolio, evidenced by the recent sale of our Fairview Prospect.  We look forward to entering 2013 with an even stronger and more balanced asset base.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com